Exhibit 10.32

AMENDMENT TO

AMENDED AND RESTATED RETENTION AGREEMENT

This amendment (the “Amendment”) is made and entered into effective as of January 18, 2021, by and between Obalon Therapeutics, Inc. (the “Company”) and Andrew Rasdal (“Executive”).

RECITALS:

A.          The Company and Executive are parties to that certain Amended and Restated Retention Agreement effective as of June 9, 2020 (as may be amended from time to time, the “Retention Agreement”).

B.          The Company and Executive desire to amend the terms of the Retention Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

1.    Section 2 of the Retention Agreement is hereby deleted in its entirety and replaced with the following:

“2.        Retention Payments and Benefits.

(a)  Bonus Payment. If Executive remains in continuous employment with the Company until immediately prior to the earlier of (i) the Closing and (ii) April 30, 2021 (such date, the “Bonus Retention Date”), then, subject to Sections 3, 7, and 8 below, the Company shall pay the Executive $250,000. Such payment shall be paid in a cash lump sum payment in accordance with the Company’s standard payroll procedures, which payment will be made immediately prior to the Bonus Retention Date, provided that the Release Conditions have been satisfied.

(b)  Equity. If Executive remains in continuous employment with the Company until immediately prior to the Closing then, upon the Closing, subject to Sections 3, 7, and 8 below, each of Executive’s then-outstanding Equity Awards that vest based solely on the passage of time shall accelerate and become vested and exercisable as to 100% of the then unvested shares subject to the Equity Award. “Equity Awards” means all options to purchase shares of Company common stock, as well as any and all other stock-based awards granted to the Executive, including but not limited to stock bonus awards, restricted stock, restricted stock units or stock appreciation rights. Subject to Section 3, the accelerated vesting described above shall be effective as of immediately prior to the Closing. For clarity, any Equity Awards that vest only upon satisfaction of performance criteria (“Performance Equity Awards”) shall continue to be governed by the vesting and acceleration provisions contained in the grant agreements for such Performance Equity Awards.”

2.    The penultimate sentence of Section 3 is hereby deleted in its entirety and replaced with the following:

“The Company will deliver the form of Release to the Executive on the Bonus Retention Date and the Closing, as applicable.”

3.    This Amendment shall be and, as of the date hereof, is hereby incorporated into and forms a part of, the Retention Agreement.  The terms of the Retention Agreement not modified by this Amendment will remain in force and are not affected by this Amendment.

4.    This Amendment will be governed and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws.  Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Retention Agreement.

5.    Original signatures transmitted and received via facsimile or other electronic transmission of a scanned document, (e.g., .pdf or DocuSign) are true and valid signatures for all purposes hereunder and shall bind the parties to the same extent as that of an original signature.  This Amendment may be executed in multiple counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute only one document.

IN WITNESS WHEREOF, the parties above have executed this Amendment as of the date first written above.

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/s/ Andrew Rasdal
Andrew Rasdal

OBALON THERAPEUTICS, INC.

/s/ Raymond Dittamore
	By:	Raymond Dittamore
Director